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                                                                   EXHIBIT 10(8)


                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 14th day of August, 1992 by and among NUCORP, INC., a Delaware corporation ("NUC"), SI ACQUISITION CORP., a Texas corporation ("SI"), SUREWEST FINANCIAL CORP., a South Dakota corporation ("SFC"), WESTERN SURETY COMPANY, a South Dakota corporation ("WSC"), EQUITY HOLDINGS ("EHI"), an Illinois partnership, and JOE P. KIRBY (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, the Executive has been employed as the President and Chief Executive Officer of WSC since 1979 and has been a member of its Board of Directors since 1972, and a member of its Executive Committee since its inception in 1982, and has also been an officer and Director of, and has performed services for, SFC which owns 100% of the shares of stock of WSC, and serves as a member of the Board of Directors of each subsidiary of WSC. The Executive's employment by WSC was confirmed in an Employment Agreement dated January 1, 1992 (the "Prior Agreement"); and

        WHEREAS, on or about the date hereof, through a merger transaction, NUC acquired 100% of the shares of SFC and in connection thereof, SI, NUC, SFC and WSC desire that SFC and WSC continue to employ the Executive for the period provided in this Agreement and the Executive is willing to continue to serve in the employ of both SFC and WSC and of any direct or indirect subsidiary of either of them (sometimes each a "Company" or collectively called "Companies") on the terms and conditions hereinafter set forth.

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        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

        ARTICLE I: CANCELLATION OF THE PRIOR AGREEMENT.

        WSC and the Executive mutually agree to terminate the Prior Agreement effective and concurrent with the effective date of this Agreement. In addition, all other employment agreements or arrangements existing between the Executive, SFC and WSC, whether oral or in writing, shall be deemed terminated concurrent with the effective date of this Agreement.

        ARTICLE II: EMPLOYMENT.

        A. Direction. SFC and WSC will continue to employ the Executive for a three (3) year period (the "Employment Period") commencing on August 14, 1992, and ending August 14, 1995 ("Expiration Date") unless such employment shall have been sooner terminated, as hereinafter set forth. The Executive accepts such employment and agrees to serve in the capacity set forth in this Agreement and to perform such services of a Chief Executive Officer commensurate with his position and offices and agrees diligently and competently to devote the necessary business time and attention to such services (subject to the provisions of Article II, Section C below) excepting during disabilities, illness, vacation and paid holidays given by the Companies.

        B. Positions and Duties. During the Employment Period, the Executive shall continue to serve as President and Chief Executive Officer of each of the Companies and as Co-Chairman of its Board of Directors ("Board")
with Dan L. Kirby.   In such capacity, subject to the direction, approval and
control of the Boards of the Companies, the Executive shall be in complete charge of all the operations and management of both SFC and WSC and any of their direct or

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indirect subsidiaries and shall have full authority and responsibility, for setting strategic direction, formulating policies and administering the Companies in all respects.

        1. Basic Duties - In general, the Executive shall continue to perform the duties previously performed by him for the Companies and continue to expend such of his working time for philanthropic, political, civic, and promotional activities as is commensurate with the past practices of the Executive and the Companies. In this connection, the Executive's responsibilities, duties and powers shall include, but are not-necessarily limited to:

               (a) Developing and establishing strategic plans and policies;

               (b) Maintaining an effective organization for the Companies and in this connection, he shall approve the hiring and termination of
        (i) employees who report directly to the Chief Operating Officer of WSC and (ii) the top twenty officers of the Companies except as otherwise directed by the Board of Directors.

               (c) Participating in the operational planning process for the Companies;

               (d) Maintaining the underwriting and marketing philosophies of the Companies;

               (e) Maintaining current knowledge of developments in the miscellaneous fidelity and surety bond industry and, with Dan L. Kirby, liaison with reinsurers; and

               (f) Representing the Companies periodically at select industry gatherings (e.g. NAIS, SAA and NASBP) and in Company and community activities. In this connection, in consultation with Dan L. Kirby, the

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        Companies' Senior Vice-President, the Executive will supervise and determine the Companies' contributions in the name of the Company to Sioux Falls and South Dakota local charities and related causes in accordance with the past practice of the Companies and shall regularly report such contribution activity to the Board of the Directors of the Companies.

        2.      Committees.     Should an Executive Committee of either SFC
and/or WSC be formed, the Executive shall serve as Co-Chairman of the Executive Committee with Dan L. Kirby. The Executive shall have the right, but not the obligation, to serve as a member of all other SFC or WSC Committees with management or oversight responsibilities for the Companies.


        3.      Directorships; Voting.

                (a) Each of NUC, SFC, and WSC agree that, so long as the Executive is employed under this New Agreement, all voting rights held, directly or indirectly, by them, their nominees or assignees, shall all be voted in favor of the Executive to be nominated to the respective Boards of SFC and WSC (and any subsidiaries of either), to be elected to such Boards at each meeting of their respective stockholders at which the class of Directors to which the Executive is assigned is to be elected, and further, to favorably vote the respective shares towards the election of the Executive to serve as Chairman of the Boards and Chairman of the Executive Committees, if any, of the Boards of SFC and WSC.

                (b) NUC and the Executive agree that the Board of Directors of the Companies shall consist of at least seven (7) members each to

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        have the same individuals for both Companies.  NUC shall have the right to nominate and elect five (5) of the seven (7) Directors for both Companies and the Executive shall have the right to be a Director of both Companies; another Director shall be Dan L. Kirby. NUC agrees to vote all its shares of SFC in favor of the election of the Executive to the SFC Board and SFC agrees to vote all its shares of WSC in favor of the election of the Executive to the WSC Board, and the Executive agrees to vote favorably for each of the NUC nominees.

            (c) It is further-agreed that all NUC, SFC or WSC shares, directly or indirectly, owned or controlled by EH or principals of EH or their respective affiliates (of which EH has control) shall vote in favor of the Executive in accordance with Article II, Sections B.3(a) and (b) above.

            (d) Notwithstanding the foregoing provisions of this Article II, Section B.3, it shall not be considered a breach of this Agreement by any party if (1) the Executive is removed as a Director of either SFC, WSC or NUC, if applicable, as a result of the determination by the Director of Insurance of South Dakota (or by any other Insurance Department having jurisdiction over the Companies or any subsidiary or affiliate) that the Executive must be removed or disqualified from acting as a director of the Companies or NUC or (2) if the Executive is terminated for "cause" as defined in Article VII, Section E. below.

C.       Location of Services;  Continuing Activities.

         1. Location of Services. During the Employment Period, the Executive's office shall be customary to his position and shall be located in

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        the principal Executive offices of SFC and WSC, both of which shall be located in Sioux Falls, South Dakota. In connection with his employment by the Companies, the Executive shall not be required to directly or indirectly relocate or transfer his principal residence from Sioux Falls, South Dakota.


            2. Continuing Activities. NUC and the Companies acknowledge that the Executive will continue to expend such employment and working time in such civic, political, philanthropic, recreational, social and promotional activities as is commensurate with the past practice between the Executive and the Companies ("Continuing Activities").
        The Executive shall continue to devote such time to duties hereunder, other than Continuing Activities, as he now devotes to such duties and as is commensurate with the past practice between the Executive and the Companies.

        ARTICLE III: COMPENSATION AND OTHER BENEFITS DURING THE EMPLOYMENT
        PERIOD.

         A. Basic Salary; Annual Review. During the Employment Period, the Company shall pay to the Executive, and the Executive shall accept for his services, a minimum basic annual aggregate salary of Two Hundred Fifty Thousand Dollars ($250,000) ("Basic Salary") payable in accordance with the Company's customary payroll policy in effect from time to time. The Company, through its Board of Directors, reserves the right at any time, from time to time, to increase the Basic Salary and agrees that it shall annually confer with the Executive in good faith and review the Basic Salary to be paid to the Executive for the then fiscal year and yearly thereafter with a view to increasing (but not decreasing) the Basic Salary based upon the performance of the Executive in relationship to the goals and performance of the Companies and prevailing business and competitive conditions.

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To the extent that the Executive's Basic Salary is increased, the new amount will become known as such New Basic Salary and shall not thereafter be reduced.

         The Basic Salary and New Basic Salary to the Executive exclude any bonus or other employee benefits or perquisites to which the Executive is entitled and, when adjusting the Executive's salary, the Board or any other body or group of persons responsible for setting the Executive's salary shall not take into consideration the value of any bonuses, Incentive Bonus Compensation, employee benefits or other perquisites to the Executive. The Companies' obligation to pay the Executive the Basic Salary or any New Basic Salary during the Employment Period may be extinguished only upon a termination of the Executive's employment pursuant and subject to the provisions of Articles VI and VII below.

         B. Incentive Bonus Compensation. In addition to Basic Salary or New Basic Salary, the Company agrees to pay to the Executive an amount determined pursuant to the following formula based upon the Premiums Earned for each of fiscal year of the Companies while this Agreement is in effect, or in the event this Agreement is terminated prior to the end of any fiscal year, an amount determined pursuant to the following formula based upon the Premiums Earned for such year multiplied by a fraction, the numerator of which is the number of days during such fiscal year in which this Agreement was in force and effect and the denominator of which is 365 ("Incentive Bonus Compensation"), as follows:

         If Premiums Earned are equal to or exceed $50,000,000, the Incentive Bonus Compensation shall be two and one half percent (2 1/2%) of total Premiums Earned in excess of $50,000,000 provided that Incentive Bonus Compensation payable hereunder shall not exceed the total amount of Two Hundred Fifty Thousand Dollars ($250,000) or pro-rata portion thereof in any fiscal year unless otherwise increased by the Board of Directors of the applicable Company or Companies.

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         As used herein "Premiums Earned" shall have the meaning given those terms in the Company's (WSC) Statutory Financial Statements ("Financial Statements") audited by the firm of Independent Certified Public Accountants then regularly employed by the Company consistent with the accounting principals used in preparing such Financial Statements of the Company for the year ended December 31, 1991 plus the premiums earned by any corporation or other entity controlled by, or under direct or indirect common control of NUC ("Affiliate(s)") or the Companies from the sale of the types of insurance policies, bonds or other insurance products for which any Company received premium payments in the fiscal year ending December 31, 1991.

         The Company shall furnish to the Executive the Financial Statements for each fiscal year of the Company and each Affiliate during which this Agreement is in effect (in whole or in part) within 120 days following the end of each such fiscal year.

         Any Incentive Bonus Compensation for each fiscal year of the Company shall be determined in the last month of the fiscal year (December) and paid to the Executive in a lump sum as the Board of Directors determine but no later than the thirtieth (30th) day after the close of the fiscal year.

         C. Vacations, Etc. The Executive shall be entitled to paid annual vacation time commensurate with the past practices of the Executive and the Companies. The Executive shall also be entitled to be paid holidays and sick days given or allowed by the Companies to its senior executive officers.

         D. Perquisites and Other Fringe Benefits. In addition to any and all other benefits, vacation, Basic Salary, New Basic Salary, and Incentive Bonus Compensation provided to the Executive hereunder, in accordance with the past practices between

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the Executive and the Companies the Companies shall continue to provide the
Executive with such additional benefits and perquisites previously provided to him by the Companies (including, without limitation, participation in any fringe or employee benefit program provided generally to senior executive officers of the Companies, or otherwise presently provided to the Executive, and medical, life and disability insurance, first class travel and accommodations, sick pay plans, and payment or reimbursement for monthly membership dues and other expenses in furtherance of the Company's business).

         E. General Expenses. The Companies shall reimburse the Executive for all out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder upon the presentation of appropriate documentation therefor in accordance with the past practice between the Companies and the Executive.

         ARTICLE IV: STOCK OPTIONS.

         NUC, in accordance with the terms and provisions of the Nucorp, Inc. 1990 Stock Option Plan (the "1990 Plan") which is incorporated by reference herein, hereby grants to the Executive options to purchase 50,000 shares of NUC common stock under the terms of the Non-qualified Stock Option Plan referred to in the 1990 Plan at a base price equal to the lower of (a) the average trading price of NUC common stock on the date hereof, and (b) the average trading price of NUC common stock for the 17-week immediately following the date hereof.

         The stock option period shall be for a period of ten (10) years and may be exercisable in whole or in part from time to time on or before the tenth
(10th) anniversary of the effective date of the stock option. NUC, at its sole expense, agrees to register, in accordance with the Securities Act of 1933, as amended (the "Act"), or any similar Federal statute and any applicable states securities laws, all

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shares subject to the 1990 plan within two years of the effective date of the
1990 plan. NUC further agrees that should it cause to register any of its shares for any reason whatsoever during this two-year period, NUC, in a simultaneous manner, will also register shares subject to the 1990 plan.

         ARTICLE V: NOTICE OF BREACH.

         The Companies and the Executive agree that, prior to the termination of the Employment Period by reason of "cause" (as hereinafter defined) or any breach of any provisions of the Agreement, the injured party will give the other party or parties written notice ("Notified Party") specifying such breach or cause and permitting the Notified Party to cure such breach or cause within the period of thirty (30) days after receipt of such notice.

         ARTICLE VI: INABILITY TO PERFORM (DISABILITY).

         If, during the Employment Period, the Executive shall be unable to substantially perform the duties required of him pursuant to his employment due to any disability preventing him from performing such services for a period of six (6) cumulative months in a twelve consecutive month period, the Companies shall have the right to terminate the Executive's employment pursuant to this Agreement on thirty (30) days' advance written notice, at the end of which time the Executive's employment shall be terminated. As used in this Agreement, the term "disability" shall mean the substantial inability of the Executive to perform his duties as described under this Agreement as determined by an independent physician selected by the Companies with the approval of the Executive. Any disability of less than six cumulative months duration shall not be cause for interruption, suspension or withholding of the salary or other remuneration or benefits due the Executive by the Companies. Until the employment of the Executive is actually terminated, the

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Executive shall be entitled to receive his Basic Salary or New Basic Salary and any other remuneration and benefits as provided for herein including, but not limited to, a prorated portion of Incentive Bonus Compensation, if any.

         ARTICLE VII:  TERMINATION.

         This Agreement:

         A. may be terminated at any time by mutual agreement between the Executive and the Companies;

         B. shall terminate immediately upon the death of the Executive, provided however, notwithstanding any provision to the contrary in this Agreement, the Executive's estate shall be entitled to receive the prorated portion of Incentive Bonus Compensation, if any, and the Basic Salary or New Basic Salary due the Executive for a period of six (6) months following the date the death of the Executive occurred;

         C. may be terminated by either the Companies or the Executive due to the disability of the Executive pursuant to Article VI hereof;

         D. may be terminated upon a good faith determination by a majority vote of the Board of SFC or WSC that the termination of this Agreement is necessary by reason of a final determination by the Director of Insurance of the State of South Dakota (or by any other insurance department having jurisdiction over SFC or WSC or any subsidiary or affiliate) that the Executive must be removed or disqualified from acting as an officer of SFC or WSC; or

         E. may be terminated by the Companies at any time for "cause" determined by a majority vote of the Boards of SFC or WSC upon the giving of notice to the Executive in accordance with Article V of this Agreement setting

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forth the basis of such termination.  For the purposes of this Agreement, the term "cause" shall be limited to:

         (a) the engaging of the Executive in conduct materially injurious to the Companies unless the Executive engaged in such conduct (i) in good faith and reasonably believed such conduct to be in or not opposed to the best interests of the Company(s) or (ii) at the request or direction of the Board of Directors of the Company(s);

         (b) continued and wilful inattention and neglect by the Executive of the material duties to be performed by him, (other than by reason of illness or engaging in activities otherwise permitted or required under this Agreement) and which inattention and neglect, after compliance with the provisions of Article V hereof, does not cease within thirty (30) days after written notice thereof specifying the details of such conduct is given to the Executive; and

         (c) the conviction of the Executive of a felony under state or federal law.

    Notwithstanding the foregoing, no termination of this Agreement shall diminish or effect in any way NUC's obligation to repurchase and/or register shares of common stock (and any other securities of the Companies received with respect thereto) pursuant to Article IV hereof.

    ARTICLE VIII: EFFECTIVE OR DEEMED TERMINATION.

    A. Termination by Executive for Good Reason. The Executive's obligation to render services hereunder may be terminated by the Executive if the Executive's "circumstances of employment shall have changed" (as hereinafter defined), such termination to be known also as "termination for good reason". In such event the

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Executive shall specify by written notice to NUC and/or the Companies the event or reason relied on for such termination, and if such event or reason shall not have been cured within 30 days thereafter, the Executive's employment hereunder shall be deemed terminated ("Effective Termination Date").

        B. The Executive's "circumstances of employment shall have changed" shall mean and include, but shall not necessarily be limited to, any of the following:

                 1. Notice by the Board of the Directors of the Companies to the Executive of termination of his employment, this Agreement or the Employment Period for any reason whatsoever, other than pursuant to Articles VI or VII;

                 2. failure of NUC and/or the Companies to nominate and vote for the Executive and his designee in the positions all as provided in Article 11, Section B above;

                 3. reduction in the Basic Salary or New Basic Salary then being paid to the Executive by the Companies, or withdrawal from him of fringe benefits or perquisites (including participation in current or future stock option or stock appreciation plans) provided to him under this Agreement or otherwise available to other senior corporate officers of the Companies;

                 4. a change in the Executive's place of employment without his written consent as above described in Article II, Section
         C.1 above, or requirements or demands of the Executive to perform services which would make the continuance of his principal residence and home life in Sioux Falls, South Dakota unreasonably difficult or inconvenient for him, and/or which would materially restrict or reduce the Executive's participation in Continuing Activities;

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                 5.       the termination or discharge of a material number of
         employees (5% of the employees located in the Sioux Falls, S.D.
         office of the Companies in any calendar year) of the Companies if (a) the positions of such terminated or discharged employees are to be filled by persons who are employed by any of NUC, EH or any of their affiliates, or (b) such terminations are due to the relocation of the employees' positions outside of the Sioux Falls, South Dakota area, or
         (c) such terminations are not in connection with a general reduction of the number of employees of WSC or SFC due to a significant economic downturn in the Business of WSC and SFC; or (ii) the relocation of a significant portion of the operations of the Business of the Companies which are currently conducted in Sioux Falls, South Dakota to any other location, provided, however, the foregoing shall not be deemed to prevent the termination of an employee for cause due to such employee's lack of performance;

                 6. a material increase in the time the Executive is required to spend in travel for the Companies which requires overnight stays away from Sioux Falls, South Dakota, other than quarterly meetings of the Board of Directors of NUC;

                 7. failure of the Companies to make charitable donations of at least $200,000 in each year of the term hereof to donees with offices, facilities or programs located in South Dakota in accordance with the past practice of the Companies; and

                 8. other material and adverse changes in the Executive's conditions of employment imposed on him by NUC or the Companies or any material breach by the Companies of the provisions of this Agreement, after compliance with the provisions of Article V hereof.

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         Obligations on Termination.  In the event Executive's
employment under this Agreement terminates on or before               , 1994,
for any reason other than "cause", death or the passing of the applicable Expiration Date, the Executive shall be entitled to receive all payments and other benefits provided to him under this Agreement (including, without limitation, Basic or New Basic Salary and Incentive Bonus Compensation and amounts pursuant to Article VI) for a period equal to the remaining term of the
Agreement up to                , 1994.  Executive shall also be entitled to
remove from personal office all computer equipment, all personal computer files not essential to the business, all other personal files, books, memorabilia related to Company/Kirby family history, and all other personal items.

        ARTICLE IX: INDEMNIFICATION.

        Each of NUC, SFC and WSC will indemnify, defend and hold harmless the Executive (and his personal or legal representatives or other successors) to the fullest extent permitted by the laws of their respective states and their existing certificates of incorporation and by-laws, and the Executive shall be entitled to the protection of all insurance policies which NUC and the Companies may acquire and maintain generally for the benefit of their directors and officers, against all costs, charges and expenses (including, but not limited to, attorneys' fees and other legal expenses) whatsoever incurred or sustained by the Executive or his personal or legal representatives in connection with any action, suit or proceeding to which he (or his personal or legal representatives or other successors) may be made a party by reason of his being or having been a director, employee or officer of NUC, SFC or WSC and their respective subsidiaries and affiliates. If the existing certificates of incorporation and by-laws of NUC and the Companies do not provide for indemnity

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of the Executive to the fullest extent permitted by the laws of their respective states of domicile, NUC and the Companies will use their diligent best efforts to amend such certificates of incorporation and/or by-laws so as to provide maximum indemnification.

        ARTICLE X: NO DUTY TO MITIGATE/NO REDUCTIONS.

        A. The parties agree that the Executive shall not be under any duty to mitigate damages under this Agreement and such defense shall not be
interposed in any legal proceedings among the parties.      In furtherance
thereof, it is expressly agreed that if the Executive's employment is terminated pursuant to this Agreement in a manner which results in the Executive being entitled to additional payments or benefits hereunder, such additional payments or benefits shall not be reduced by any amounts or benefits he could have earned or by any payments or benefits actually earned or received from parties other than the Companies.

        ARTICLE XI: JURISDICTION AND VENUE.

        Without limitation of the arbitration rights specified in Article XXII below, the parties hereby irrevocably consent to the personal jurisdiction of and the propriety of venue of arbitrators and in the courts located in the City of Chicago, State of Illinois and of any federal court located in Chicago in connection with any permitted action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument.

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        ARTICLE XII: LAW.

        Subject to and without limitation of the provisions of Articles XI and XXII hereof, this Agreement shall be governed by and construed in accordance with the conflict laws of the State of Illinois

        ARTICLE XIII: NOTICES.

        All notices hereunder shall be in writing and shall be either (A) sent by registered or certified mail, return receipt requested, or (B) overnight delivery or courier, or (C) by "Fax", telex, telecopier or other telecommunication device capable of creating a legible written record (and promptly confirmed in writing), or (D) served by personal service. If intended for NUC or the Companies, such notices shall be addressed to such party, attention of its Chairman of the Board at either NUC's or the Companies' most current address for their respective executive offices, or at such other address of which NUC or the Companies shall have given notice to the Executive in the manner herein provided with a copy to Sheli Z. Rosenberg, Rosenberg & Liebentritt, P.C., 2 North Riverside Plaza, Chicago, Illinois; and if intended for the Executive, shall be addressed him at 2021 Austin Drive, Sioux Falls, South Dakota 57105 with a copy to Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois, Attention: J. Marks and L. Robins, or at such other address of which the Executive shall have given notice to NUC or the Companies in the manner herein provided. Personal service of notices may be substituted for mailing provided a written acknowledgement of such service is provided by the recipient. For purposes of this Article XIII, notice shall be deemed received upon actual receipt.

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         ARTICLE XIV:  ENTIRE AGREEMENT.
         This Agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, unless otherwise provided in any separate writing signed by the parties hereto.

        ARTICLE XV:  COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        ARTICLE XVI:  SEVERABILITY.

        If any provision in this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

        ARTICLE XVII:  BINDING EFFECT.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any successor to NUC or the Companies whether by merger, liquidation, sale of assets, reorganization or otherwise and to the heirs, and personal or legal representatives of the Executive.

        ARTICLE XVIII:  WITHHOLDING.

        NUC and the Companies shall be entitled to withhold from amounts payable to the Executive hereunder such amount as may be required by applicable law.

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        ARTICLE XIX: ASSIGNMENT.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, other than in accordance with the provisions hereof, without the prior written consent of the other applicable parties.

        ARTICLE XX:  EFFECT OF WAIVER.

        The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

        ARTICLE XXI:  HEADINGS.

        The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        ARTICLE XXII: ARBITRATION.

        If any dispute, claim or controversy shall arise between the parties hereto as to any issue whatsoever, other than the determination of disability, the same shall be referred to and settled by the following "arbitration" procedure which may be requested upon the application of any interested party:
It is agreed the arbitration hearings, if any, shall be held solely in Chicago, Illinois, and any such dispute, claim or controversy shall be referred to and settled by such arbitration in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") then in effect (which Rules are incorporated herein by reference as through set forth at length herein) and any decision or order or finding rendered by the arbitrator or arbitrators ("arbitrators") appointed in accordance with such Rules shall be final and conclusive upon the parties hereto and judgment upon the award, finding or decision rendered may be entered in the Court of the forum, state or federal, having jurisdiction, as provided In Article XI above. It is expressly agreed between the parties hereto that whether or not the Rules of the AAA shall provide for a discovery procedure, such discovery procedure is hereby granted and permitted in the said arbitration proceedings and the parties may apply to the arbitrators for the enforcement of any form of discovery which would be permitted by the laws of the State of Illinois and their award or decision in respect of such discovery shall be final and binding.

        The arbitrators, if they deem that the matter requires it, are authorized to award to the party whose contention is sustained such sums as they or a majority of them shall deem proper to compensate it or him for the time and expense incident to the proceedings and, if the arbitration was demanded without reasonable cause, then they may also award damages for delay, if any. The arbitrators shall determine their own reasonable compensation in accordance with such AAA Rules, and, unless otherwise provided by agreement, shall assess the cost and charges of the proceedings equally to both parties unless the arbitrators shall find an issue raised by either party was unreasonable or frivolous and that therefore the costs of the arbitration or any portion thereof shall be borne by the said party.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


                                         NUCORP,  INC., a Delaware corporation

                                         By: Arthur A. Greenberg
- ---------------------------                 ----------------------------------
Witness                                           Its Vice President

                                                                        ("NUC")

                                         SUREWEST FINANCIAL CORP., a South
                                         Dakota corporation

                                         By: Dan L. Kirby
- ---------------------------                 -----------------------------------
Witness                                           Its Vice President

                                                                        ("SFC")


                                         WESTERN SURETY COMPANY, a South
                                         Dakota corporation

                                         By: Dan L. Kirby
- ---------------------------                 -----------------------------------
Witness                                           Its Vice President

                                                                        ("WSC")

                                         EQUITY HOLDINGS, an Illinois partner-
                                         ship

                                         By: Arthur A. Greenberg, Trustee
- ---------------------------                 -----------------------------------
Witness A duly authorized Partner or other representative solely as to the obligations under Article II B3

                                                                         ("EH")


                                         JOE P. KIRBY
- ---------------------------              --------------------------------------
Witness                                  JOE P. KIRBY

                                                              (the "Executive")

                                         SI ACQUISITION CORP., a Texas
                                         corporation

                                         By: Arthur A. Greenberg
- ---------------------------                 ----------------------------------
Witness                                           Its Vice President